UCP, INC. REPORTS THIRD QUARTER 2013 RESULTS
- Delivers Revenue of $23.6 Million - Backlog of 60 Homes Valued at $25.5 Million -
- Land and Lot Position Increases 35.5% -
- ASP in Backlog Increases 20.7% -

San Jose, California, November 12, 2013. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended September 30, 2013.

Third Quarter 2013 Highlights

•	Total consolidated revenue of $23.6 million

•	Revenues from homebuilding operations of $21.4 million

•	Land and lots under control increase to 6,659

•	Homebuilding adjusted gross margin of 24.3%

•	Home deliveries of 62 units

•	Net new home orders of 44 units

•	Land development revenue of $2.2million

•	Land development adjusted gross margin of 36.4%

“In the third quarter we made great strides on the homebuilding segment of our business. We achieved strong growth in the number of our active selling communities, homebuilding revenues, land position and backlog”, stated Dustin Bogue, President and Chief Executive Officer of UCP. “The investments we have made in our business are driving continued growth in our operations. Specifically, our success in building our land under control in key high demand markets in California and our backlog, positions UCP very well for the future.”

Third Quarter 2013 Operating Results

Total revenue for the three months ended September 30, 2013 increased by $0.3 million, or 1.4%, to $23.6 million, as compared to $23.3 million for the three months ended September 30, 2012. Revenue growth was primarily the result of an increase number of selling communities and higher average sales prices.

Revenue from homebuilding operations in the third quarter rose by $20.0 million, to $21.4 million, as compared to $1.4 million for the same period last year. The improvement was primarily the result of an increase in the number of homes delivered to 62 during the 2013 period, as compared to five homes during the 2012 period, and the increase in the average selling price of homes to approximately $345,000 during the 2013 period, as compared to approximately $271,000 during the third quarter of 2012. Of this increase, $15.4 million was related to the growth in units delivered and $4.6 million was related to the rise in average selling price. Average selling price during the third quarter grew primarily as the result of strong geographic mix.

Revenue from land sales for the three months ended September 30, 2013 was $2.2 million compared to $21.9 million in the same period in 2012.

Gross margins in the quarter of 23.8% was slightly lower compared to 24.4% in the same period in 2012; adjusted gross margins were 25.5% as compared to 28.6% last year.

Homebuilding gross margins were 22.5% from 27.1% in the same period in 2012, due to an increase in the cost of sales, primarily attributable to a higher cost basis in the homes sold.

Sales and marketing expense for the current quarter was $1.5 million as compared to approximately $873,000 in 2012 quarter; due to the significant increase in the number of selling communities and homes delivered in the quarter. As a percentage of total revenue, sales and marketing expenses increased to 6.4% in the current quarter as compared to 3.7% last year, as a result of additional sales and marketing headcount in 2013.

UCP’s net operating loss for the third quarter was $336,000 (of this, $321,000 loss relates to non-controlling interest) versus net income of $2.6 million in the same period last year. These results include approximately $299,000 of IPO costs. Importantly, the Company’s net operating results in this quarter also reflect investments made to further the growth of the Company’s homebuilding operations. Progress towards this goal is evidenced by the 250% increase in the number of average selling communities, and $20.0 million increase in homebuilding revenue.

Net new home orders in the quarter increased to 44 from 17 in the same period in 2012, primarily as the result of an increase in active selling communities to seven from three in the third quarter of 2012. Unit backlog in the quarter increased to 60 from 16. Backlog on a dollar basis increased to $25.5 million and the average selling price of homes in backlog increased 20.7% in the third quarter versus the same period last year.

During the quarter, UCP increased total lots owned and controlled by 18 and 796, respectively. The Company remains focused on strategically acquiring land in the most advantageous areas of the Puget Sound market in Washington State, the San Francisco Bay Area, and select markets of the Central Valley area of California.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Tuesday, November 12, 2013, beginning at 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Standard Time. Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at
www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners Third Quarter 2013 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through November 26, 2013, by dialing 877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 10000606. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP, Inc. is a homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in California and with a growing presence in attractive markets in the Puget Sound area of Washington State.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-7499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	September 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$103,002	$10,324
Real estate inventories	170,680	125,367
Fixed assets, net	1,016	680
Receivables	369	243
Other assets	1,537	920
Total assets	$276,604	$137,534

Liabilities and equity:
Accounts payable and accrued liabilities	$13,130	$6,107
Debt	44,945	29,112
Total liabilities	58,075	35,219

Commitments and contingencies (Note 9)

Member’s equity
PICO Holdings, Inc.’s member’s equity		102,315

Stockholders’ Equity
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,750,000 issued and outstanding at September 30, 2013; no shares authorized, issued and outstanding at December 31, 2012	78
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at September 30, 2013; no shares authorized, issued and outstanding at December 31, 2012
Additional paid-in capital	92,266
Retained deficit	(15)
Total UCP, Inc. stockholders’ equity	92,329	—
Noncontrolling interest	126,200	—
Total stockholders’/ member’s equity	218,529	102,315
Total liabilities and equity	$276,604	$137,534

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
REVENUE:
Homebuilding	$21,369	$1,356	$46,609	$4,324
Land development	2,250	21,945	16,535	23,947
Total revenue	23,619	23,301	63,144	28,271

COSTS AND EXPENSES:
Cost of sales - homebuilding	16,558	988	36,500	3,107
Cost of sales - land development	1,433	16,620	11,149	17,978
Sales and marketing	1,516	873	4,747	1,332
General and administrative	4,503	2,481	13,310	7,075
Total costs and expenses	24,010	20,962	65,706	29,492
(Loss) income from operations	(391)	2,339	(2,562)	(1,221)
Other income, net	55	227	318	528
Net -loss) income before income taxes	(336)	2,566	(2,244)	(693)
Provision for income taxes	—	—	—	—
Net (loss) income	(336	2,566	(2,244)	(693)
Net (loss) income attributable to noncontrolling interest	(321)	2,566	(2,229)	(693)
Net loss attributable to UCP, Inc.	(15)	—	(15)	—
Other comprehensive income (loss), net of tax	—	—	—	—
Comprehensive (loss) income	$(15)	$—	$(15)	$—
Comprehensive (loss) income attributable to noncontrolling interest	—	—	—	—
Comprehensive loss attributable to UCP, Inc.	$(15)	$—	$(15)	$—

	IPO to September 30, 2013		IPO to September 30, 2013

Weighted average common shares:
Basic and diluted shares outstanding	7,750,000		7,750,000

Basic and diluted earnings (loss) per share	$0.00		$0.00

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2013	2012
Operating activities:
Net loss	$(2,244)	$(693)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	935	—
Abandonment of real estate inventories	12	656
Depreciation	189	103
Changes in operating assets and liabilities:
Real estate inventories	(32,113)	(11,013)
Receivables	(126)	636
Other assets	(676)	419
Accounts payable and accrued liabilities	7,022	2,129
Net cash used in operating activities	(27,001)	(7,763)
Investing activities:
Purchases of fixed assets	(525)	(486)
Net cash used in investing activities	(525)	(486)
Financing activities:
Cash contributions from member	37,512	33,732
Repayments of member contributions	(25,443)	(14,432)
Proceeds from debt	21,394	5,638
Repayment of debt	(18,713)	(8,012)
Proceeds from IPO (net of offering costs)	105,454
Net cash provided by financing activities	120,204	16,926
Net increase in cash and cash equivalents	92,678	8,677
Cash and cash equivalents – beginning of period	10,324	2,276
Cash and cash equivalents – end of period	$103,002	$10,953

Supplemental disclosure of cash flow information:
Debt incurred to acquire real estate inventories	$13,153	$5,420

Appendix A
Reconciliation of GAAP and Non-GAAP Measures

A)	Gross Margin and Adjusted Gross Margin

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	%	2012	%	2013	%	2012	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Sales	$23,619	100.0%	$23,301	100.0%	$63,144	100.0%	$28,271	100.0%
Cost of Sales	17,991	76.2%	17,608	75.6%	47,649	75.5%	21,085	74.6%
Gross Margin	5,628	23.8%	5,693	24.4%	15,495	24.5%	7,186	25.4%
Add: interest in cost of sales	394	1.7%	394	1.7%	759	1.3%	468	1.7%
Add: impairment and abandonment charges	—	—%	588	2.5%	12	—%	656	2.3%
Adjusted Gross Margin(1)	$6,022	25.5%	$6,675	28.6%	$16,266	25.8%	$8,310	29.4%
Consolidated Gross margin percentage	23.8%		24.4%		24.5%		25.4%
Consolidated Adjusted gross margin percentage(1)	25.5%		28.6%		25.8%		29.4%

Homebuilding Adjusted Gross Margin
Home sales	$21,369	100.0%	$1,356	100.0%	$46,609	100.0%	$4,324	100.0%
Cost of home sales	16,558	77.5%	988	72.9%	36,500	78.3%	3,107	71.9%
Homebuilding gross margin	4,811	22.5%	368	27.1%	10,109	21.7%	1,217	28.1%
Add: interest in cost of home sales	392	1.8%	23	1.7%	750	1.6%	56	1.3%
Add: impairment and abandonment charges	—	—%	—	—%	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$5,203	24.3%	$391	28.8%	$10,859	23.3%	$1,273	29.4%
Homebuilding gross margin percentage	22.5%		27.1%		21.7%		28.1%
Adjusted homebuilding gross margin percentage(1)	24.3%		28.8%		23.3%		29.4%

Land Development Adjusted Gross Margin
Land development	$2,250	100.0%	$21,945	100.0%	$16,535	100.0%	$23,947	100%
Cost of land development	1,433	63.7%	16,620	75.7%	11,149	67.4%	17,978	75.1%
Land development gross margin	817	36.3%	5,325	24.3%	5,386	32.6%	5,969	24.9%
Add: interest in cost of land development	2	0.1%	371	1.7%	9	—%	412	1.7%
Add: Impairment and abandonment charges	—	—%	588	2.7%	12	0.1%	656	2.8%
Adjusted land development gross margin(1)	$819	36.4%	$6,284	28.6%	$5,407	32.7%	$7,037	29.4%
Land development gross margin percentage	36.3%		24.3%		32.6%		24.9%
Adjusted land development gross margin percentage(1)	36.4%		28.6%		32.7%		29.4%

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance.

We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

B)	Debt-to-Capital Ratio and Net debt-to-Capital Ratio

	At September 30, 2013	At December 31, 2012
Debt	44,945	$29,112
Stockholders’ and member's equity	$218,529	102,315
Total capital	263,474	$131,427
Ratio of debt-to-capital	17.1%	22.2%
Debt	44,945	$29,112
Less: cash and cash equivalents	$103,002	10,324
Cash (net of debt)	58,057	$18,788
Stockholders’ and member's equity	218,529	102,315
Total capital	160,472	$121,103
Ratio of net debt-to-capital(1)	n/a	15.5%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above.